Exhibit 4.1

EXECUTION VERSION

Third Amendment

to

Amended and Restated Rights Agreement

This Third Amendment to the Amended and Restated Rights Agreement, dated as of August 24, 2016 (this “Amendment”), amends the Amended and Restated Rights Agreement, dated as of March 28, 2014, (as amended from time to time, the “Agreement”), by and between AEP Industries Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, Berry Plastics Group, Inc., a Delaware corporation (“Parent”), Berry Plastics Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Holdings”), Berry Plastics Acquisition Corporation XVI, a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“Merger Sub”), Berry Plastics Acquisition Corporation XV, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Holdings (“Merger Sub LLC”), and the Company are, substantially concurrently herewith, entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 24, 2016, pursuant to which, among other things, (i) Merger Sub will, in accordance with the Delaware General Corporation Law (the “DGCL”), merge with and into the Company (the “First-Step Merger”), with the Company continuing as the surviving corporation (hereafter sometimes referred to in such capacity as the “First-Step Surviving Company”), and each Share (as defined in the Merger Agreement), except as otherwise provided in the Merger Agreement, will be converted in the First-Step Merger into the right to receive the Merger Consideration (as defined in the Merger Agreement) and (ii) immediately thereafter, the First-Step Surviving Company will, in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”) merge with and into Merger Sub LLC (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”), with Merger Sub LLC surviving as the wholly owned entity of Parent, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Parent’s, Holdings’, Merger Sub’s and Merger Sub LLC’s willingness to enter into the Merger Agreement, certain stockholders of the Company are entering into voting agreements (the “Voting Agreements”) with Parent pursuant to which such stockholders have agreed, among other things, to vote all securities in the Company beneficially owned by them in favor of the approval and adoption of the Merger Agreement and the Integrated Mergers;

WHEREAS, pursuant to the resolutions adopted on August 24, 2016 (the “Board Resolutions”), the Board of Directors of the Company (the “Board”) has approved the Merger Agreement and declared its advisability;

WHEREAS, Section 27 of the Agreement provides that prior to the Distribution Date, and subject to the penultimate sentence of such Section 27 of the Agreement, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement in any respect without the approval of any holders of certificates representing Rights or shares of the Common Stock;

WHEREAS, as of the date hereof, no Distribution Date has occurred and no person is an Acquiring Person; and

WHEREAS, pursuant to the Board Resolutions, the Company desires to supplement and amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment of the Agreement.

(a) The definition of “Acquiring Person” in Section 1(a) of the Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Berry Plastics Group, Inc., a Delaware corporation (“Parent”), Berry Plastics Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Holdings”), Berry Plastics Acquisition Corporation XVI, a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“Merger Sub”), Berry Plastics Acquisition Corporation XV, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Holdings (“Merger Sub LLC”), or their Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person or Related Person for purposes of this Agreement by virtue of one or more of (i) the execution, delivery, performance or approval of the Agreement and Plan of Merger, dated as of August 24, 2016, by and among Parent, Holdings, Merger Sub, Merger Sub LLC and the Company (including any amendment or supplement thereto, the “Merger Agreement”), (ii) the execution, delivery, performance or approval of the Voting Agreements (as defined in the Merger Agreement), (iii) the execution, delivery, performance or approval of any other contract or instrument contemplated by the Merger Agreement, (iv) the announcement of the Merger Agreement or any of the transactions contemplated by the Merger Agreement or (v) the consummation (or announcements of the consummation) of the Integrated Mergers or any of the transactions contemplated by the Merger Agreement (each of the events contemplated by clauses (i) – (v), an “Exempt Event”). “Effective Time,” “First-Step Merger” and “Integrated Mergers” have the meanings set forth in the Merger Agreement.

(b) The definitions of “Beneficial Owner,” “Beneficial Ownership” and “beneficially own” in Section 1(d) of the Agreement are hereby amended and supplemented by adding the following as the final sentence of such Section 1(d):

“For the avoidance of doubt, the preceding sentence shall be applicable to the Merger Agreement and, accordingly, none of Parent, Holdings, Merger Sub, Merger Sub LLC or their respective Affiliates or Associates shall be, or shall be deemed to be, the “Beneficial Owner” of, to have “Beneficial Ownership” of, or to “beneficially own,” any securities, or shall be, or shall be deemed to be, under this paragraph (d) to have an agreement, arrangement or understanding with any Person with respect to acquiring, holding, voting or disposing of any securities of the Company, by virtue of any Exempt Event.”

(c) The definition of “Stock Acquisition Date” in Section 1(t) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “aware of the existence of an Acquiring Person”:

“; provided that, notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur or result in, and shall not be deemed to have occurred as the result of, an Exempt Event.”

(d) The definition of “Trigger Event” in Section 1(w) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “upon any Person becoming an Acquiring Person”:

“; provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Trigger Event”

(e) Section 3(a) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “the earlier of such dates in clauses (i) and (ii) being herein referred to as the ‘Distribution Date’” in the sixth parenthetical of Section 3(a):

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur and shall not be deemed to have occurred as the result of an Exempt Event.”

(f) Section 3 of the Agreement is hereby amended and supplemented to add the following Section 3(d):

“(d) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of an Exempt Event.”

(g) Section 7(a) of the Agreement is hereby amended and replaced in its entirety with the following:

“Exercise of Rights. Subject to Section 11(a)(ii) hereof and except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the earlier of (i) the Close of Business on March 31, 2017, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board of Directors, the “Final Expiration Date”), (ii) the time at which the Rights are redeemed or exchanged as provided in Sections 23 and 24 hereof and (iii) immediately prior to the Effective Time (as defined in the Merger Agreement) of the First-Step Merger (but only if the Effective Time shall occur) (the earlier of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).” Upon the Expiration Date, the Rights shall terminate and the Company shall have no further obligation with respect thereto whatsoever, except as to the Rights Agent.

(h) Section 11(a) of the Agreement is hereby amended and supplemented to add the following Section 11(a)(iv):

“(iv) Notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Trigger Event, and this Section 11(a) shall not apply to any Exempt Event.”

(i) Section 13(a) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “then, and in each such case”:

“(other than in the case of an Exempt Event, which shall in no event be subject to this Section 13)”

(j) Section 13 of the Agreement is hereby amended and supplemented to add the following Section 13(f):

“(f) Notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, subject to this Section 13 or result in any of the terms set forth in this Section 13.”

(k) Section 29 of the Agreement is hereby amended and supplemented to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be construed to give any holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of shares of the Common Stock) or any other Person any legal or equitable rights, remedies or claims under this Agreement.”

2. Governing Law. This Amendment, each Right and each Right Certificate issued under the Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

3. Conflicts with the Agreement. The terms and provisions explicitly set forth herein shall modify and supersede all inconsistent provisions set forth in the Agreement, as amended. Except as expressly modified and superseded, the terms and provisions of the Agreement, as amended, are ratified and confirmed and shall continue in full force and effect and shall continue to be legal, valid, binding and enforceable in accordance with its terms. Further, any references to the “entire agreement” or similar term in the Agreement shall be deemed to include this Amendment.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5. Effectiveness. This Amendment shall be deemed effective as of immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall become null and void and be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to the execution of this Amendment.

6. Severability. If any term, provision, covenant or restriction of this Amendment or applicable to this Amendment is held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, null and void or unenforceable and the Board of Directors determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Agreement shall be reinstated and shall not expire until the Close of Business on the tenth Business Day following the date of such determination by the Board of Directors. Without limiting the foregoing, if any provision requiring a specific group of Directors of the Company to act is held to by any court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, such determination shall then be made by the Board of Directors in accordance with applicable law and the Company’s Restated Certificate of Incorporation and Bylaws, each as amended or restated.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

AEP INDUSTRIES INC.

By:	/s/ Paul M. Feeney
	Name:	Paul M. Feeney
	Title:	Executive Vice President, Finance, and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Jennifer Donovan
	Name:	Jennifer Donovan
	Title:	Senior Vice President

[Signature Page to Third Amendment to the Amended and Restated Rights Agreement]